Exhibit 10.32

SECOND AMENDMENT

This SECOND AMENDMENT effective as of January 19, 2007 (“Effective Date”) is entered into by and between San Diego Gas & Electric Company (“SDG&E”) and Alternative Energy Resources, Inc. (“Seller”). SDG&E and Seller are sometimes referred to herein as “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into a Demand Response Capacity Delivery Agreement dated as of October 6, 2003 as amended on November 18, 2004 (“Agreement); and

WHEREAS, the Parties agreed to assign the Agreement effective as of December 22, 2006, from Comverge, Inc. to a wholly owned subsidiary, Alternative Energy Resources, Inc.

WHEREAS, the Parties desire to amend the Agreement to extend certain dates and Participant cycling options under the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, for mutual and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Effectiveness. The effectiveness of this Second Amendment is conditioned upon receiving Final CPUC Approval. “Final CPUC Approval” shall mean a final and non-appealable order of the California Public Utilities Commission (“CPUC”), without conditions or modifications unacceptable to the Parties, or either of them, which approves this Second Amendment in its entirety, including payments to be made by Buyer to Seller. The Parties agree to cooperate and use all reasonable efforts to obtain the Final CPUC Approval as soon as is practicable. Should the CPUC issue an order approving this Second Amendment with conditions or modifications that materially alter the commercial aspects of this Second Amendment, the Parties shall have ten (10) Business Days from the mailing date of such order to provide the other Party written notice of the issuing Party’s acceptance or rejection of the CPUC order as issued, provided, however, if a Party fails to provide written notification of its acceptance or rejection to the other Party within such ten (10) day period, that Party’s silence shall be deemed to constitute acceptance of the CPUC order as issued and agreement by such Party that this condition has been satisfied, upon the Final Approval Date. “Final Approval Date” shall be defined as the first business day after the date on which the CPUC order approving this Second Amendment becomes final and no longer subject to any appeal. If a notice of rejection is sent, the Parties agree to use good faith efforts to renegotiate this Second Amendment. If, within sixty (60) days, no agreement is reached, either Party may terminate this Second Amendment upon delivery of notice to the other Party. Seller shall, within thirty (30) days from the Final Approval Date, implement required changes on the control web site in accordance this Second Amendment.

2.	Recitals. The Parties agree to modify the first recital by replacing the phrase “30.2MW (but no more than 40 MW” to “42.2MW (but up to100MW at Seller’s sole discretion)”.

3.	Recitals. The Parties agree to modify the second recital by replacing the reference to “40MW” with “100MW”.

4.	Article 1: Definitions. The Parties agree to modify the definition of “Control Season Day” by adding the following at the end thereof: “In addition, ‘Control Season Day’ means weekdays and weekend days during the Control Season (excluding Holidays) for Participants enrolled in the Program on or after the Final Approval Date of this Second Amendment and for other Participants who so elect.”

5.	Article 1: Definitions. The Parties agree to modify the definition of “Program Event” applicable to Participants enrolled in the Program on or after the Final Approval Date of this Second Amendment and for other Participants who so elect by changing the definition to read: “Program Events will be scheduled during weekdays and weekends excluding Holidays.”

6.	Article 1: Definitions. The Parties agree to modify the reference in the last sentence of the definition of “Program Year” by changing “October 31, 2004” to “October 31, 2005.”

7.	Article 2: Term and Terminations. The Parties agree to delete the reference to “2015” and replace it with “2016”, as the Parties have agreed to extend the Agreement until October 31, 2016.

8.	Article 3: Project Description. The Parties agree to modify the second, third, and fourth sentences to read: “Each Participating Commercial Facility shall have an annual average maximum demand of no greater than 100kW. The aggregate Demand Reduction of Participating Facilities made available to and purchased by SDG&E under this Agreement shall be no less than one (1) MW (and targeted at 42.2MW) but not more than 100MW. SDG&E will pay each Participant of a Participating Commercial Facility or a Participating Residential Facility no less than $25/kW of Estimated Demand Reduction per Program Year pursuant to an enrollment agreement between SDG&E and each Participant.” The Parties agree that Seller may install up to 100 MW at Seller’s sole discretion.

9.	Article 3: Project Description. The Parties agree to add the following new Section 3.2: “Cycles. So long as the End-use Equipment is capable of such, all Participating Residential Facilities can elect to cycle at 100% or at 50%, and the Demand Reduction amount shall be adjusted in accordance with Section 4.2. So long as the End-use Equipment is capable of such, all Participating Commercial Facilities can elect to cycle at 50% or 30%, and the Demand Reduction amount shall be based on and paid according to the M&E measurements of facilities that are in the 50% cycling group.

10.	Article 4.2 Demand Reduction shall be deleted in its entirety and replaced with the following:

“The Demand Reduction is the amount of kW/ton of Nameplate Capacity or horsepower (or appropriate alternate measurement unit as agreed to by the Parties depending on the type of End-Use Equipment), which is reduced during the Control Season by Participating Facilities, as determined considering the cycling frequency of the End-Use Equipment in coordination with Section 10 of this Amendment and by the results of the Measurement and Evaluation Impact Study conducted in January of each year during the term of this Agreement as described in detail in Article 10 (Project Measurement and Evaluation). For the first and second Program Years, Estimated Demand Reduction will be determined by an engineering estimate of the expected load reduction per/ton of Nameplate Capacity. Notwithstanding the foregoing, for the first and second year following the Final Approval Date, Estimated Demand Reduction will be determined by an alternative measurement as agreed to by the Parties for all other End-Use Equipment (except central air conditioning compressors). An engineering estimate will be developed by a method mutually agreed upon by both Seller and SDG&E for all End-Use Equipment (except central air conditioning compressors), and could include a test at pre-determined Participating Facilities. For all End-Use Equipment (except central air conditioning compressors), an Estimated Demand Reduction will be utilized for each Program Year’s Estimated Contract Capacity, until there is a mutually acceptable M&E study agreed to using reasonable procedures..”

11.	Article 5: Pricing/Payment Calculations. The Parties agree to modify Section 5.5.3 by deleting the reference to “30.2MW” and replacing it with “42.2MW”.

12.	Article 5: Pricing/Payment Calculations. The Parties agree to modify Section 5.4 by deleting the section and replacing it with the following:

“Target Contract Capacity (TCC) shall mean:

8.7 MW by May 1, 2006

37.5 MW by May 1, 2007

42.2 MW by May 1, 2008, and up to 100 MW at the Seller’s sole discretion for duration of Agreement.”

13.	Article 5: Pricing/Payment Calculations. The Parties agree to modify the dates in Section 5.5 to replace all references to “2007” with references to “2008”.

14.	Article 5: Pricing/Payment Calculations. The Parties agree to modify the date in Section 5.6 to replace the reference to “2015” to “2016”.

15.	Article 10. Metering Requirements. The Parties agree to modify Section 10.3.1 by changing the reference to “40MW” to “100MW”.

16.	Article 10. Metering Requirements. The Parties agree to modify Section 10.6.1 by changing the reference to “40MW” to “100MW”.

17.	Article 21: Collateral Requirement. The Parties agree to modify the dates in Section 21.1.1, 21.1.2, and 21.1.3 to read “2011” instead of “2010.”

18.	No Other Modification. Except as modified and amended herein, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have read this Second Amendment, understand it and agree to be bound by its terms.

SAN DIEGO GAS & ELECTRIC COMPANY		ALTERNATIVE ENERGY RESOURCES, INC.

By:	/s/ Michael R. Niggli	By:	/s/ Frank A. Magnotti
Name:	Michael R. Niggli	Name:	Frank A. Magnotti
Its:	COO	Its:	Pres & COO AER

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